Exhibit 23.1

KPMG LLP Suite 1500 550 South Hope Street Los Angeles, CA 90071-2629

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated January 31, 2025, with respect to the consolidated financial statements of MNTN, Inc., included herein, and to the reference to our firm under the heading "Experts" in the prospectus.

Los Angeles, California

February 28, 2025

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with

KPMG International Limited, a private English company limited by guarantee.